Exhibit 99.1

FOR IMMEDIATE RELEASE

PGT Reports 2009 First Quarter Results

VENICE, FL, May 6, 2009 - PGT, Inc. (NASDAQ:  PGTI), the leading U.S. manufacturer and supplier of residential impact-resistant windows and doors, today announced financial results for its first quarter ended April 4, 2009.

“The downward pressure on the home building industry continued during our first quarter.  Construction of single family homes is at its lowest level since data began being compiled in 1959.  Housing starts were down 50% in our core market in the first quarter of 2009 compared to 2008, and our sales decreased 24.3%,” said Rod Hershberger, PGT’s President and Chief Executive Officer.  “Declining home prices and low interest rates, combined with the tax incentives for first time home buyers from the federal stimulus package, provided some beneficial economic effects during the quarter.  However, the continuing increases in unemployment and home foreclosures have eroded consumer confidence and, for many, delayed their goal of home ownership.  As we have in the past, in order to adapt to these difficult economic conditions, we took actions during the first quarter of 2009 to better align costs with recent sales levels.  We continue to move forward with new product offerings and line expansions and pursue growth opportunities both inside and outside of Florida.  We are optimistic about our long-term growth as we continue to gain market share but, in the near-term, we remain focused on controlling costs and conserving cash.”

2009 First Quarter:
(See accompanying financial schedules for financial details and reconciliations of adjusted (non-GAAP) financial measures to their GAAP equivalents.)

▪	Net sales were $41.5 million in the first quarter of 2009, a decrease of $13.3 million, or 24.3%, compared to the first quarter of 2008.
▪
Gross margin percentage in the first quarter of 2009 was 23.8%, compared to 29.3% in the first quarter of 2008.  The decline in gross margin was due mainly to declining operating leverage from lower sales.

▪
SG&A was $15.0 million for the first quarter of 2009, a decrease of $1.3 million from $16.3 million in the first quarter of 2008.  Lower personnel costs from cost-alignment initiatives and lower distribution and selling costs associated with lower sales volumes contributed to the decreases.  SG&A was 36.2% of sales for the first quarter of 2009 compared to 29.7% in the first quarter of 2008.  Excluding restructuring costs in each period, SG&A would have decreased $2.2 million.

▪
There was a net loss in the first quarter of 2009 of $6.7 million, driven primarily by the loss of operating leverage due to the decrease in sales, restructuring costs of $3.0 million and the total offset of tax benefits generated in the quarter by an increase in the valuation allowance for deferred tax assets. There was a net loss in the first quarter of 2008 of $1.8 million, driven primarily by restructuring costs of $1.8 million.

▪
Net loss per diluted share in the first quarter of 2009 was $0.19, compared to $0.06 in the first quarter of 2008.  On an adjusted basis, net loss per diluted share in the first quarter of 2009 was $0.11, compared to $0.02 in the first quarter of 2008.

▪	Adjusted EBITDA for the first quarter of 2009 was $2.0 million compared to $5.8 million in the first quarter of 2008.

Commenting on the first quarter of 2009, Jeff Jackson, PGT’s Executive Vice President and Chief Financial Officer, stated, “Single family housing starts are down over 90% since their peak in mid-2005.  Increasing unemployment, coupled with declining home values and stringent lending standards, has further weakened consumer confidence.  Our sales continued to be impacted within this environment as first quarter sales fell $7.8 million, or 15.8%, from the fourth quarter of 2008, impacting our ability to leverage our fixed costs.  These are the most difficult market conditions we have ever encountered but, due to continued focus on controlling costs and managing working capital, we generated an adjusted EBITDA of $2.0 million.”

Conference Call

As previously announced, PGT will hold a conference call Thursday, May 7, 2009, at 10:30 a.m. Eastern Time and will simultaneously broadcast it live over the Internet. To participate in the teleconference, please dial into the call a few minutes before the start time:  877-879-6184 (U.S. and Canada) and 719-325-4787 (international). A replay of the call will be available beginning May 7, 2009, at 1:30 p.m. Eastern Time through May 21, 2009. To access the replay, dial 888-203-1112 (U.S. and Canada) or 719-457-0820 (international) and refer to passcode 4054086.  The webcast will also be available through the Investor Relations section of the PGT, Inc. website, http://www.pgtinc.com.

About PGT

PGT® pioneered the U.S. impact-resistant window and door industry and today is the nation's leading manufacturer and supplier of residential impact-resistant windows and doors. PGT is also one of the largest window and door manufacturers in the United States. Founded in 1980, the Company employs approximately 1,250 at its manufacturing, glass laminating and tempering plants, and delivery fleet facilities in Florida and North Carolina. Sold through a network of over 1,300 independent distributors, the Company's line of custom windows and doors is now available throughout the eastern United States, the Gulf Coast and in a growing international market, which includes the Caribbean, South America and Australia. PGT's product line includes PGT® Aluminum and Vinyl Windows and Doors; WinGuard® Impact-Resistant Windows and Doors; PGT® Architectural Systems; and Eze-Breeze® Sliding Panels. PGT Industries, Inc. is a wholly owned subsidiary of PGT, Inc. (NASDAQ:PGTI).

Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which necessarily depend upon future events, including statements about forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  Readers are cautioned not to place undue reliance on forward-looking statements.  All forward-looking statements are based upon information available to PGT, Inc. on the date this release was submitted.  PGT, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, aluminum prices, and the economy.  PGT, Inc. may not succeed in addressing these and other risks.  Further information regarding factors that could affect our financial and other results can be found in the risk factors section of PGT, Inc.'s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.
# # #
CONTACT: PGT, Inc.
Jeffrey T. Jackson
Executive Vice President and C.F.O.
941-480-2714
jjackson@pgtindustries.com

Financial Schedules to Follow

PGT, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - in thousands, except per share amounts)

	Three Months Ended
	April 4,	March 29,
	2009	2008

Net sales	$41,514	$54,836
Cost of sales	31,619	38,765
Gross margin	9,895	16,071
Selling, general and administrative expenses	15,011	16,269
Loss from operations	(5,116)	(198)
Interest expense	1,578	2,727
Other expense (income), net	6	(107)
Loss before income taxes	(6,700)	(2,818)
Income tax benefit	-	(1,031)
Net loss	$(6,700)	$(1,787)

Basic net loss per common share	$(0.19)	$(0.06)

Diluted net loss per common share	$(0.19)	$(0.06)

Weighted average common shares outstanding:
Basic	35,200	28,730

Diluted	35,200	28,730

PGT, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	April 4,	January 3,
	2009	2009
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$16,273	$19,628
Accounts receivable, net	17,070	17,321
Inventories	9,493	9,441
Deferred income taxes	331	1,158
Other current assets	6,071	5,569
Total current assets	49,238	53,117

Property, plant and equipment, net	71,422	73,505
Other intangible assets, net	71,286	72,678
Other assets, net	1,227	1,317
Total assets	$193,173	$200,617

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$14,400	$14,582
Current portion of long-term debt and capital lease obligations	564	330
Total current liabilities	14,964	14,912
Long-term debt and capital lease obligations	89,778	90,036
Deferred income taxes	17,646	18,473
Other liabilities	2,717	3,011
Total liabilities	125,105	126,432

Total shareholders' equity	68,068	74,185
Total liabilities and shareholders' equity	$193,173	$200,617

PGT, INC. AND SUBSIDIARY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THEIR GAAP EQUIVALENTS
(unaudited - in thousands, except per share amounts)

	Three Months Ended
	April 4,	March 29,
	2009	2008
Reconciliation to Adjusted Net Loss and Adjusted Net Loss per share (1):

Net loss	$(6,700)	$(1,787)
Reconciling item:
Restructuring charge (2)	3,002	1,752
Tax effect of reconciling item (3)	-	(683)
Adjusted net loss	$(3,698)	$(718)

Weighted average shares outstanding:
Diluted (4)	35,200	28,730

Adjusted net loss per share - diluted	$(0.11)	$(0.02)

Reconciliation to EBITDA and Adjusted EBITDA:
Net loss	$(6,700)	$(1,787)
Reconciling items:
Depreciation and amortization expense	4,096	4,185
Interest expense	1,578	2,727
Income tax benefit	-	(1,031)
EBITDA	(1,026)	4,094
Restructuring charge (2)	3,002	1,752
Adjusted EBITDA	$1,976	$5,846
Adjusted EBITDA as percentage of net sales	4.8%	10.7%

(1) The Company's non-GAAP financial measures were explained in its Form 8-K filed May 6, 2009.

(2) Represents charges related to restructuring actions taken in the first quarters of 2009 and 2008. These charges relate primarily to employee separation costs. Of the $3.0 million restructuring charge in 2009, $1.4 million is included in cost of goods sold and $1.6 million is included in selling, general and administrative expenses. Of the $1.8 million restructuring charge in 2008, $1.1 million was included in cost of goods sold and $0.7 million was included in selling, general and administrative expenses.

(3) In the first quarter of 2009, the tax benefit of the reconciling item is offset by an increase in the valuation allowance for deferred taxes.

(4) Due to the net losses in 2009 and 2008, the effect of equity compensation plans is anti-dilutive. Weighted average common shares outstanding for 2008 has been restated to give effect to the market value premium contained in the rights offering at the time of the offering.